Exhibit 99.2

First Quarter 2010 Investor Conference Call

May 13, 2010, 11:00 am (ET)

Good morning and welcome to Celsius Holdings, Inc’s First Quarter 2010 investor conference call.  Joining me on the call today is Steve Haley, the company’s Chief Executive Officer and Geary Cotton, the Chief Financial Officer.

During the course of this conference call we will make forward-looking statements regarding future events and the future performance of the Company.  We caution you that such statements reflect our best judgment based on factors currently known to us, and that you should not rely on such forward-looking statements since our actual events or results could differ materially as a result of a number of important factors.  These factors include general economic and business conditions, trends, the impact of competition, technology and regulations and other risks and uncertainties discussed in the reports we file from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statements or other information provided during this conference call.

In adherence to Regulation Fair Disclosure, the Company has provided information in its first quarter 2010 results press release and this publicly announced conference call.  We will not provide any further guidance or updates on our performance during the quarter unless we do so in a public forum.

Operator turns call over to Steve

Thanks Bob and thank you for joining us for our First Quarter 2010 investor conference call.

Financial results for our first quarter 2010 were released to the public earlier today in our press release distributed this morning.  You can view a copy of the press release on our web-site at www.celsius.com in the investor section.

So let’s get started.  Overall, we are pleased with the progress we made on many fronts during the first quarter.  We’ve still got a lot of work to do, but the foundations we laid and the choices we made from a strategic perspective have started to serve us well and our data analysis and research is pointing to a bright future for Celsius.  To put our financial performance for the quarter in a nutshell, our case volume was slightly higher than expected but our net sales revenue was a little lower. Scan data shows good month over month growth but it took longer than expected to get onto some of the authorized shelves. We’ll explain all of this as we review the results and activities and then Geary and I will open it up for your questions.

Over the last two quarters we’ve dramatically increased our distribution and we are now starting to get meaningful data regarding actual consumer sales at the store level. So we have more quantitative information to provide on this call than we’ve had in the past. To help you compile and reflect on this important information, in addition to this live call, we will have the audio recording posted on our website and the transcript will be posted on www.streetevents.com as well as filed with the SEC under cover of a Current Report on Form 8-K.

As we provide a deeper quantitative perspective of our sales and growth, we should first be clear on a few of the terms. On the last call we introduced the description of All Commodity Volume or ACV. ACV is a metric that represents the total annual sales volume of our retailers within the channels of food, drug, club and mass. We plan on updating you on our ACV progress each quarter. We will also now be using Case Equivalents to express our unit volume. This simplifies the analysis because we’re now selling various package sizes to different retailers, or channel of trade, so we need a way to normalize or calculate the volume growth company wide. For example Costco sells a case of 15 12oz cans; Sam’s Club a case of 12, etc. Our on-the-go packets come in both 7 and 14 count boxes. For all of our calculations a case equivalent is a 24 unit case of 12oz Celsius or 24 individual on-the-go packets.

As we have strategically and significantly increased our marketing investment, it is important to also understand that some marketing costs are deducted when calculating net sales or net revenue. Geary commented on this in the last call but it bears repeating since we have strategically decided to invest in more of these ‘above the line’ promotions than planned. A key example of sales and marketing expenses that are above the line and deduct from gross revenue are coupons. We like this form of marketing because we only pay for it when a consumer purchases Celsius and redeems the coupon. So you will hear more about above the line marketing costs versus below the line marketing expenses.

Geary will be getting into the financial results for the quarter in a minute but let’s first get into some analysis of our volumes. We are pleased with the volume growth that we are experiencing. Celsius sales volume in case equivalents was three times the volume of the same quarter a year ago and comparing this quarter vs. the fourth quarter of 2009 we had an increase of 20%. What we see as more important is the growth of reorders where we more than doubled the case equivalent volumes this first quarter versus Q4 of ’09. The sales team did a good job of getting Celsius planned into thousands of new retailer doors or locations over the last couple of quarters. To best understand the strength of the brand and our progress, we separate out the new orders for the initial filling of the distribution pipeline and store shelves from the reorders that follow once sales are pulling through the supply chain. Of course, you can’t get the consumer sales until the product is on the store shelves but once there it’s the amount of consumer pull through or purchases that matters. We are pleased that the reorder rates from our retailers continue to grow.

Even more important still is the actual consumer sales at the store level.   As we have discussed on many prior calls it can take 30 to 90 days to actually reach all the stores shelves planned in some of these large retailers. When we look at the actual POS or point of sale scan data, once we are on the shelves, we see that consumer sales are growing faster month over month than we had planned. In some retailers the initial sales were lower and we were slower out of the gate than planned so it is good to see the higher monthly growth rates coming in. Sales in our mature accounts continue to grow and are strong. This is the reason why we are so optimistic about our prospects. What we are now working to do is speed up the growth ramp for this large number of new retailers that we are just now getting to the shelves. For the last four months, we have had monthly volume growth each month over the prior month.

Our ACV penetration continues to grow. Our calculations show we are at 42 percent total not including convenience, which is a fragmented channel and hard to get much scan data from. The biggest increase is in the Food or grocery channel where we have grown from 29% to almost 38%. Significant new retailers included in the ACV calculations since our last update include 1000 Publix stores, 113 of the total 633 Sam’s Club and 751 of the total 3500 Wal-Mart stores. Initial pipeline fill orders for Publix and Sam’s were in the quarter’s number but Wal-Mart was not and will be included in the second quarter figures.

We believe that we are in less than 5% of the cooler doors of convenience, food, drug and mass channels of trade. This represents a significant opportunity for us. The convenience channel and the immediate consumption cold doors is an area that we are currently giving special attention and focus. The recent large increases in our retail distribution has been predominately 4-packs that are usually warm and in the health and nutrition parts of the store. As those longer term investors are aware, we turned our focus to more national distribution mid year in 2009 and we added more retailers where we could ship direct to the retailer’s own distribution supply chain. This was the fastest way to gain national distribution. We are now working to get more singles into the cold vaults or cooler doors so that it is easier and lower cost for a new consumer to try Celsius. This also makes it easier to try multiple flavors to determine your favorites. Our strategy in attracting large distributors now is different, and our opportunities much better, than a year ago. We have a national marketing campaign in process and Celsius has shown the ability to get into a wide range of retailers.  So we have removed almost all of the risk for a distributor in taking on a new brand like Celsius. We are now more focused on larger distribution networks or systems instead of bringing on one local distributor at a time. We are presently in preliminary discussions with potential distribution partners which could include cold door distribution and as well as international licensing arrangements.

We have always believed that the largest volume will come from the Club and Mass channels like Costco, Sam’s and Wal-Mart but since trial is so important in building a new brand, each new convenience chain added is important, and we continue to bring on new convenience chains. Some notable new convenience retailers that the sales team added this quarter are Casey’s General Stores, Cumberland Farms, Maverik, and Loaf’N Jug’s. We also continue to make progress adding more 7-Eleven franchise stores.

In addition to continuing to grow our ACV, the sales team is also focused on enhancing our shelf placements and supplemental displays. The initial challenge with a retailer is first to get into the store. Then with success we can get additional placement, move to better shelf space and increase the number of SKU’s. Increasingly, we have more retailers where Celsius has been able to prove itself and get such support as end caps and additional displays. Meijers is a good example. Their Celsius sales are up 112% and accordingly they will now be adding the two teas and we had two months of end cap support this quarter. Vitamin Shoppe where sales are up 164 % year over year, is adding our On-the-Go Packets and many of their stores have them at the check out counter. I might also point out that Celsius is the best selling national brand beverage in the store and you will see end caps and supplemental displays in many Vitamin Shoppes around the country.

You can see that once we get into a store, we are able to work on enhancing our position and increasing the promotion. We’ll continue to work on increasing the number of stores and each quarter will update you on our ACV level. We will also continue focusing on enhancing our shelf placement and getting more cold singles to aid in trial.

I want to also point out that Celsius sells well in more channels than those included in the ACV calculations. In addition to growing our ACV retail distribution we are broadening our distribution in other channels such as the military, e-commerce and the health & fitness channels. We are now in 160 AAFES exchanges here in the US and overseas. A special thanks on this one goes to Mario Lopez. Mario helped get this one not only started but also accelerated for shipments earlier in the year than we had previously hoped. Also, the Navy will be taking Celsius at 60 of their top exchanges around the globe.

We are excited about the consumer acceptance of Celsius and the increased month over month growth rates of consumer purchases. If, however; the biggest challenge this past and previous quarters was to get onto the shelves, we see the biggest challenge now to dramatically increase the consumer awareness and understanding of what Celsius is and the benefits it can bring.

Our research tells us that our previous advertising and positioning was not getting across all the Celsius benefits. The clinical studies continue to prove how beneficial Celsius is when combined with light or moderate exercise. Also, as we learned more about our most avid, loyal and vocal fans it became clear that we could not only broaden our target market but do it with a more focused and impactful positioning or message.

Our first elements of this new leadership positioning as Your Ultimate Fitness Partner were launched in April and we are rolling out more throughout this quarter. In fact, our new television ads started airing on many cable channels this Monday. It’s a national cable buy that should deliver upwards of 90 million impressions each week.   So far the response that we have received has been positive. This approach helps us stress all the benefits beyond only the calorie burning and extended energy delivered by Celsius. Reducing Fat, increasing muscle and endurance along with healthier ingredients and good taste are all important aspects of the unique Celsius value proposition.

Another characteristic of our new television format is we should have much more timely analysis available to gauge its effectiveness. This particular format includes the opportunity for the consumer to receive a coupon that includes a promotional code that will give us more tracking analysis of the best channels, times and shows.

On the last call, I mentioned one of the types of couponing that we were starting to use is a couponing system that would print a coupon along with the receipts at check out. The coupons for Celsius would be printed based on what the consumer had purchased. The feedback shows that the branding continuity or keeping users in the franchise was almost double what was expected. This validates our thought that we have a loyal core consumer base. Not all stores are set up with this type of promotional vehicle but those that were showed over 89,000 shopping trips with Celsius in the basket and 30% of those bought more than one four pack at a time. This is a sign that Celsius consumers will stock up or pantry load.

Our number one focus right now is to build awareness. We are continuing with print, radio, television as well as various digital and mobile marketing elements that emphasize our new positioning. We are doing more to integrate this with more exposure from Mario Lopez as well.  He is in many of our ads and hopefully you’ve seen him each night holding a can of Celsius while he is hosting Extra on NBC.

Also we will continue full page print ads featuring our new positioning in publications like Women's Health and Men's Health as well as publications from some of our top retailers like GNC and Vitamin Shoppe.

These national programs are enhanced with some excellent micro-targeting efforts with fitness trainers, gym owners and consumers who attend health clubs. All of these efforts are trackable to measure their effectiveness.

In summary, before turning it over to Geary, our case volumes are a head of our internal plans but our net revenue is about 15% less than our expectations. Mainly due to the strategic decision to use more ‘above the line’ promotions than previously planned. We still have a few major retailers to bring on and are confident that we will be successful in adding them. Our main focus over the next quarter will be to grow consumer awareness and repeat sales. To increase trial and broaden distribution, we will be working to add significant distribution partners for the immediate consumption market followed by a renewed focus internationally. We are in some discussions with potential partners regarding various scenarios that utilize MetaPlus inside other products and brands. As you can imagine, these can take some time and we can’t publically disclose anything at this time. We are excited about our new positioning that can address a larger target market with a more leadership focused message and we will be monitoring the impact over the next few months.

Let me now turn it over to Geary who’ll get into more of the financial details.

Thank you Steve.

As Steve mentioned there is so much more quantitative data this quarter than we have had in the past.  We are going to share as much data as we can so you can assess the progress of our company on your own.

The first point I want to address is that our business will be a bit choppy during this initial pipeline distribution period. This is because of the delay in getting through the retailer’s distribution system. So it will be a while before reorders smooth out and become more predictable.

The second point I would like to make is about reorder volume from existing customers not including pipeline fill. I will talk in case equivalent terms to help you understand true case volume which is not affected by coupons and discounts. In the first quarter of 2009 we shipped approximately 36,000 case equivalents to existing customers. In first quarter of 2010 we shipped approximately 89,000 case equivalents, a more than doubling of the reorder volume from existing customers from a year ago. From Q4 2009 to Q1 2010 reorder volume from existing customers more than doubled from 40,000 cases to 89,000 cases. This is a very important statistic to understand the true progress of our business. Total case equivalent volume, including both reorders and pipeline, for the 1st quarter over the 4th quarter of 2009 increased by 20%. Remember revenue for the same period was  $100,000 less in Q-1 2010 vs. Q-4 2009. Again, revenue is lower because of the promotional expenses. Promotional expenses which are deducted from gross revenue to derive net revenue increased from $134,000 in Q1 of 2009 to $811,000 in this quarter. Also it is important to understand our internal model did take into consideration pipeline fill but we were off by approximately $400,000 from our anticipated sales for this quarter. We were also a bit aggressive on our initial anticipated case turns at retail. One of our assumptions we under-estimated was our month over month growth rate. The two months compounded growth rate based on various scan data shows February and March grew 24% on average over the previous respective month at the retail level.

Using all of the new information we have learned we’ve updated our forecast and have revised guidance to the $18-22 million range.

We believe it’s in our shareholder’s best interest to review our guidance at this stage of the year as we seek to deliver the best and most current information we have at our fingertips.  With that said, our growth pace continues to quicken and we believe that there is an upside to our new guidance. The new range does not assume any significant new accounts as well as increased distribution in Wal-Mart. As Steve mentioned we shipped to only 751 Wal-Mart stores out of their 3,500 total stores in April. We certainly hope to get good news later in the year that we are expanding distribution to the remaining stores. This provides some upside to our guidance, but at this stage of the game, and based on the information we were able to glean from the first quarter, we’ve decided to take more conservative approach to our outlook. It’s important for our investors to note that while our guidance has changed, our employee bonus plan still remains based on reaching $25 million in net sales so we are highly motivated to do everything possible to meet and exceed that mark.

As we indicated in earnings release, gross profit was affected by the reduction of net sales for promotional expenses. If you were to look at the product cost as a percentage of gross revenue the actual cost of goods went down from 40.2% to 38.1% compared to the first quarter of 2009. The decrease in cost of goods was partially offset by an increase in freight cost.  Gross profit margins based on net sales went from 44% to 36%.

Gross margin for the remainder of the year is expected to remain uneven. Our financial model estimates coupon redemption which can affect gross margin significantly depending on the success of the various programs. The margins can also be affected by pipeline fills. For example $1.7 million was shipped in the 4th quarter of 2009 but no couponing and demo costs were incurred with that initial order increasing gross margin.

We now expect margins to range from 30% to 50% for the remaining three quarters, as the company is in this aggressive promotional mode and strategically increasing coupon efforts to induce trial and increase brand awareness and market share.

To that end, sales and marketing expenses have increased significantly as our planned sales and marketing campaign goes into full swing. Expenses for the category increased from 1.2 million in the 1st quarter 2009 to $4.8 million, a fourfold increase. Direct advertising increased by $2.4 million, product samplings by $723,000 and employee costs by $169,000. Planned selling and marketing costs will be about a half million lower in the second quarter and then scale down in the 3rd and 4th quarters.  With our recently completed capital raise and the conversion of debt to equity, I am pleased to report that we have the resources to execute on this kind of aggressive sales and marketing effort and expect it will bear considerable fruit as we enter the second half of the year.

General and administrative expenses increased from $355,000 for the 1st quarter of 2009 to $1.4 million for the same period in 2010, an increase of $1 million. This is mainly due to an increase of employee costs of $497,000. Of this amount, $340,000 relates to a change in duty payout to the previous CFO under the terms of his employment contract. I have asked Jan to remain with the company as the vice president of finance, which he has accepted. $204,000 of the million dollar increase relates to an increase in stock option expense and $103,000 of the increase relates to an increase in allowance for bad debts.

There was a loss on extinguishment of debt of $322,000. This represents a non-cash charge related to a modification of convertible debt

Net interest expense increased from $29,000 to $257,000, an increase of $228,000. Of this increase, $155,000 is related to the amortization of the convertible debt discount as well as a non-cash charge in connection with a conversion of debt to equity. The balance of the increase related to increased interest expense.

Net loss for the 1st quarter was $5.9 million; of this amount approximately $760,000 related to non-cash items, mainly the stock option expense as well as the charge for extinguishment of debt and the amortization of debt discount.

As I mentioned earlier, sales were 400,000 less that our internal forecast, net operating loss was approximately $300,000 less (not including non-cash items) than our internal forecast. So we were not significantly off our expectations.

The company is still projecting to have available cash through the fourth quarter and is still projecting profitability beginning in the 1st quarter of 2011.

I will now turn it back to Steve for closing remarks before turning it over for questions.

Thanks Geary.

Before opening it up for questions, let me once again say that we are excited about the volume growth and what looks like strong consumer acceptance when they understand Celsius and have a chance to try it. We are intensely focused on increasing the overall awareness of our value proposition and getting more new consumers to be able to try Celsius. To be conservative, we have lowered our guidance for the top line revenue but believe there is good upside potential and we are striving the beat the goals that we set. We see Celsius as being aligned with some major consumer trends and believe we have a good business model for revenue and margin growth. The team and I are committed to hitting or exceeding the numbers that are expected and are working together to grow the Celsius brand and company as well as this exciting new category. With that, we’ll open it up for questions. Operator do we have question in the queue?